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                                                                  Exhibit (a)(8)


This announcement is neither an offer to purchase nor a solicitation of an offer to sell shares of Common Stock. The Offer is made solely by the Offer to Purchase dated august 7, 2002 and the related Letter of Transmittal and any amendments or supplements thereto and is being made to all Holders. The Offer will not be made to (nor will tenders be accepted from or on behalf of) Holders in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. However, the Purchaser may, in its discretion, take such action as it may deem necessary to make the Offer in any jurisdiction and extend the Offer to Holders in such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser by one or more registered brokers or dealers which are licensed under the laws of such jurisdiction.



                      NOTICE OF OFFER TO PURCHASE FOR CASH
                  ALL OF THE OUTSTANDING SHARES OF COMMON STOCK
    (INCLUDING THE ASSOCIATED SERIES A JUNIOR PARTICIPATING PREFERRED STOCK
                                PURCHASE RIGHTS)

                                       OF

                             OMEGA WORLDWIDE, INC.

                                       AT

                              $3.32 NET PER SHARE

                                       BY

                           DELTA I ACQUISITION, INC.

                     AN INDIRECT WHOLLY OWNED SUBSIDIARY OF

                        FOUR SEASONS HEALTH CARE LIMITED


      Delta I Acquisition, Inc. (the "Purchaser"), a Delaware corporation, and an indirect wholly owned subsidiary of Four Seasons Health Care Limited (the "Parent"), a private limited company organized under the laws of England and Wales, is offering to purchase all of the outstanding shares of common stock, par value $0.10 per share (the "Common Stock"), including the associated Rights (as defined below), of Omega Worldwide, Inc. (the "Company"), a Maryland corporation, at a price of $3.32 per share of Common Stock, net to the seller in cash, without interest thereon (the "Offer Price"), on the terms and subject to the conditions set forth in the Offer to Purchase dated August 7, 2002 (the "Offer to Purchase") and in the related Letter of Transmittal (which, as they may be amended and supplemented from time to time, together constitute the "Offer"). Unless the context indicates otherwise, references to the shares of Common Stock include the associated Series A Junior Participating Preferred Stock Purchase Rights (the "Rights") issued pursuant to the Rights Agreement, dated as of April 2, 1998, as amended by the Amendment to the Rights Agreement, dated as of July 17, 2002, and the Second Amendment to the Rights Agreement, dated as of August 1, 2002, in each case between the Company and Equiserve Trust Company, N.A. (as successor to First Chicago Trust Company of New York), as Rights Agent.


  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
      TIME, ON THURSDAY, SEPTEMBER 5, 2002, UNLESS THE OFFER IS EXTENDED.


      THE OFFER IS CONDITIONED ON, AMONG OTHER THINGS, (1) THERE HAVING BEEN VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER A NUMBER OF SHARES OF COMMON STOCK WHICH, WHEN ADDED TO THE SHARES OF COMMON STOCK, IF ANY, PREVIOUSLY ACQUIRED BY THE PURCHASER, REPRESENTS AT LEAST A MAJORITY OF ALL ISSUED AND OUTSTANDING SHARES OF COMMON STOCK ON A FULLY DILUTED BASIS ON THE DATE OF PURCHASE (THE "MINIMUM CONDITION"), (2) THE PHFL OFFER (AS DEFINED BELOW) HAVING BECOME OR HAVING BEEN DECLARED UNCONDITIONAL IN ALL RESPECTS, OTHER THAN WITH RESPECT TO THE CONDITION OF THE PHFL OFFER REQUIRING EITHER THE OCCURRENCE OF THE INITIAL PURCHASE OF SHARES OF COMMON STOCK PURSUANT TO THE OFFER OR THE PURCHASER BECOMING OBLIGATED TO ACCEPT FOR PAYMENT SHARES OF COMMON STOCK TENDERED PURSUANT TO THE OFFER, AND (3) REQUIRED PERMITS, APPROVALS OR WAITING PERIODS UNDER APPLICABLE ANTITRUST LAWS (AS DEFINED IN THE OFFER TO PURCHASE) HAVING EXPIRED OR HAVING BEEN OBTAINED OR WAIVED. THE OFFER IS ALSO CONDITIONED ON THE SATISFACTION OF CERTAIN OTHER TERMS AND CONDITIONS DESCRIBED IN SECTION 14 OF THE OFFER TO PURCHASE.

      The Purchaser is making the Offer in conjunction with a simultaneous offer (the "PHFL Offer") being made by an affiliate of the Parent to purchase all the outstanding shares, and warrants to subscribe for shares, of Principal Healthcare Finance Limited, a company organized under the laws of Jersey in the Channel Islands ("PHFL"), other than those owned by the Company. The Company owns shares and warrants exercisable for shares of PHFL representing in the aggregate approximately 33.4% of the outstanding shares of PHFL and 31.4% of the issued share capital of PHFL on a fully diluted basis. The conditions to the PHFL Offer are described in the Offer to Purchase. Stockholders of PHFL owning all of the outstanding shares, and approximately 83% of the shares underlying outstanding warrants, of PHFL that are eligible for the PHFL Offer have irrevocably committed to accept the PHFL Offer. Additionally, the Company has agreed to sell to the Parent's subsidiary, subject to the Merger occurring, all of the shares, and warrants to subscribe for shares, of PHFL, that the Company owns.

      The Purchaser is making the Offer pursuant to the Agreement and Plan of Merger (the "Merger Agreement"), dated as of August 1, 2002, by and among the Parent, the Purchaser and the Company. The Merger Agreement provides that, following consummation of the Offer and on the terms and subject to the conditions of the Merger Agreement and in accordance with the Maryland General Corporation Law (the "MGCL") and Delaware General Corporation Law (the "DGCL"), the Purchaser will be merged with and into the Company (the "Merger"). Following the effective time of the Merger (the "Effective Time"), the Company will continue as the surviving corporation and become an indirect wholly owned subsidiary of the Parent and the separate corporate existence of the Purchaser will cease. At the Effective Time, each share of Common Stock issued and outstanding immediately prior to the Effective Time (other than any shares of Common Stock which are held by any wholly owned subsidiary of the Company, or which are held, directly or indirectly, by the Parent or any subsidiary of the Parent (including the Purchaser), all of which will cease to be outstanding and be canceled and none of which will receive any payment with respect thereto) and all rights in respect thereof will, by virtue of the Merger and without any action on the part of the Purchaser, the Company or the Holder (as defined below) thereof, forthwith cease to exist and be converted into and represent the right to receive an amount in cash, without interest, equal to the Offer Price. The Merger Agreement is more fully described in Section 11 of the Offer to Purchase.

      THE PURCHASER, THE PARENT AND THE COMPANY HAVE ALSO ENTERED INTO TENDER AND OPTION AGREEMENTS AND IRREVOCABLE PROXIES (THE "TENDER AND OPTION AGREEMENTS"), DATED AS OF AUGUST 1, 2002, WITH CERTAIN STOCKHOLDERS OF THE COMPANY WHO BENEFICIALLY OWN, IN THE AGGREGATE, APPROXIMATELY 38.3% OF THE ISSUED AND OUTSTANDING SHARES OF COMMON STOCK ON A FULLY DILUTED BASIS. SUCH STOCKHOLDERS HAVE AGREED TO TENDER IN THE OFFER THEIR SHARES OF COMMON STOCK, TO VOTE THEIR SHARES OF COMMON STOCK IN FAVOR OF THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT AND HAVE GRANTED TO THE PARENT AND THE PURCHASER AN IRREVOCABLE OPTION TO PURCHASE UNDER CERTAIN CIRCUMSTANCES ALL OF THE SHARES OF COMMON STOCK OWNED BY SUCH STOCKHOLDERS. THE TENDER AND OPTION AGREEMENTS ARE MORE FULLY DESCRIBED IN SECTION 11 OF THE OFFER TO PURCHASE. THE HOLDER OF ALL THE COMPANY'S SERIES C PREFERRED STOCK, ON THE TERMS AND SUBJECT TO THE CONDITIONS CONTAINED IN ITS AGREEMENT WITH THE PARENT, THE PURCHASER AND THE COMPANY, HAS AGREED WITH THE PARENT AND THE PURCHASER TO VOTE ITS SERIES C PREFERRED STOCK IN FAVOR OF THE MERGER AND TO SELL SUCH SHARES TO THE PURCHASER.

      THE PARENT HAS ENTERED INTO AN OPTION AGREEMENT (THE "OPTION AGREEMENT"), DATED AS OF AUGUST 1, 2002 WITH THE COMPANY. THE OPTION AGREEMENT ENABLES THE PARENT TO PURCHASE UP TO 19.8% OF THE COMPANY'S SHARES OF COMMON STOCK IF, UPON PURCHASING THE SHARES OF COMMON STOCK PURSUANT TO THE OFFER, THE PARENT STILL OWNS LESS THAN 90% OF THE COMPANY'S OUTSTANDING SHARES OF COMMON STOCK. BY ENABLING THE PARENT TO PURCHASE SHARES OF COMMON STOCK SUFFICIENT TO INCREASE THE PARENT'S OWNERSHIP TO 90% THE MERGER CAN OCCUR MUCH MORE QUICKLY FOLLOWING THE OFFER THAN WOULD OTHERWISE BE THE CASE. THE OPTION AGREEMENT IS MORE FULLY DESCRIBED IN SECTION 11 OF THE OFFER TO PURCHASE. UNDER THE MGCL AND DGCL, IF THE PURCHASER ACQUIRES, PURSUANT TO THE OFFER OR OTHERWISE, AT LEAST 90% OF THE ISSUED AND OUTSTANDING SHARES OF COMMON STOCK, THE PURCHASER WILL BE ABLE TO APPROVE AND EFFECT THE MERGER WITHOUT A VOTE OF HOLDERS PURSUANT TO SECTION 3-106 OF THE MGCL AND SECTION 253 OF THE DGCL. IF, HOWEVER, THE PURCHASER DOES NOT ACQUIRE AT LEAST 90% OF THE ISSUED AND OUTSTANDING SHARES OF COMMON STOCK, PURSUANT TO THE OFFER OR OTHERWISE, A VOTE OF HOLDERS TO EFFECT THE MERGER IS REQUIRED UNDER THE MGCL AND DGCL AND A LONGER PERIOD OF TIME WILL BE REQUIRED TO EFFECT THE MERGER AS A VOTE OF HOLDERS WILL BE REQUIRED AS DESCRIBED IN SECTION 11 OF THE OFFER TO PURCHASE.

      THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY (1) DETERMINED THAT THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY AND HOLDERS, (2) DECLARED THAT THE OFFER AND THE MERGER ARE ADVISABLE, (3) APPROVED THE OFFER, THE MERGER, THE TENDER AND OPTION AGREEMENTS, THE PREFERRED STOCKHOLDER AGREEMENT (AS DEFINED IN THE OFFER TO PURCHASE), THE OPTION AGREEMENT AND THE MERGER AGREEMENT AND (4) RECOMMENDED THAT HOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES OF COMMON STOCK PURSUANT TO THE OFFER AND THAT HOLDERS APPROVE THE OFFER, THE MERGER, THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY.

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      Holders of shares of Common Stock ("Holders") whose shares of Common Stock are registered in their own name and who tender directly to The Bank of New
York, as Depositary (the "Depositary"), will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of shares of Common Stock pursuant to the Offer.

      For purposes of the Offer, the Purchaser will be deemed to have accepted for payment (and thereby purchased) shares of Common Stock validly tendered and not properly withdrawn if, as and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance for payment of such shares of Common Stock. On the terms and subject to the conditions of the Offer, payment for shares of Common Stock accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor as soon as practicable after the Expiration Date (as defined below), with the Depositary which will act as agent for tendering Holders for the purpose of receiving payments from the Purchaser and transmitting payments to such tendering Holders whose shares of Common Stock have been accepted for payment. In all cases, payment for shares of Common Stock accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (1) the certificates evidencing such shares of Common Stock (the "Certificates") or timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such shares of Common Stock into the Depositary's account at DTC (the "Book-Entry Transfer Facility"), pursuant to the procedures set forth in Section 3 of the Offer to Purchase, (2) the Letter of Transmittal (or a copy thereof), properly completed and duly executed with any required signature guarantees, or an Agent's Message (as defined in Section 2 of the Offer to Purchase) in connection with a book-entry transfer and (3) any other documents required to be included with the Letter of Transmittal under the terms and subject to the conditions thereof and of the Offer to Purchase. Under no circumstances will interest on the Offer Price be paid by the Purchaser, regardless of any delay in making such payment or extension of the Expiration Date.

      The term "Expiration Date" shall mean 12:00 midnight, New York City time, on Thursday, September 5, 2002, unless and until the Purchaser or the Parent, each in its sole discretion (but subject to the terms of the Merger Agreement and to the applicable rules and regulations of the Securities and Exchange Commission (the "Commission")), shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" will mean the latest time and date at which the Offer, as so extended by the Purchaser, shall expire. Subject to the terms of the Merger Agreement, and to the applicable rules and regulations of the Commission and applicable law, the Purchaser and the Parent expressly reserve the right, in their sole discretion, at any time and from time to time, to extend for any reason the period of time during which the Offer is open, including upon the occurrence of any of the events specified in Section 14 of the Offer to Purchase, by giving notice of such extension to the Depositary and by making a public announcement thereof, not later than 9:00 a.m., New York City time, on the next business day after the day on which the Offer was scheduled to expire. Except as otherwise provided in the Merger Agreement, there can be no assurance that the Purchaser or the Parent will exercise its right to extend the Offer. During any such extension, all shares of Common Stock previously tendered and not withdrawn will remain subject to the Offer, subject to the rights of a tendering Holder to withdraw the Holder's shares of Common Stock.

      Subject to the terms of the Merger Agreement, the applicable rules and regulations of the Commission and applicable law, the Purchaser's obligation to accept for payment, and pay for, any shares of Common Stock tendered pursuant to the Offer is subject to the conditions set forth in Section 14 of the Offer to Purchase, any of which, other than the Minimum Condition may be waived by the Purchaser in its sole discretion. The Purchaser and the Parent also expressly reserve the right to modify the terms of the Offer, including, without limitation, to extend the Offer beyond any scheduled Expiration Date, provided, however, that neither the Purchaser nor the Parent will, without the prior written consent of the Company, (1) reduce the number of shares of Common Stock subject to the Offer or waive the Minimum Condition, (2) reduce the Offer Price,
(3) impose any additional conditions to the Offer, (4) change the form of consideration payable in the Offer or (5) make any change to the terms of the Offer (including the conditions set forth in Section 14 of the Offer to Purchase) which is materially adverse in any manner to Holders. If on any scheduled Expiration Date, the Offer would have expired without any shares being purchased because the conditions to the Offer have not been met, the Company may require that the Offer be extended from time to time for successive periods of up to 20 business days each, but in no event later than October 21, 2002, unless the conditions to the Offer are not capable of being satisfied prior to October 21, 2002.

      Pursuant to Rule 14d-11 of the Exchange Act, after the expiration of the Offer, if all of the conditions to the Offer have been satisfied or waived, the Purchaser may, subject to certain conditions, include a subsequent offering period (a "Subsequent Offering Period") pursuant to which the Purchaser may add a period of between three and 20 business days to permit additional tenders of shares of Common Stock. Pursuant to the Merger Agreement, if the Minimum Condition has been satisfied and all other conditions to the Offer have been satisfied or waived but less than 90% of the shares of Common Stock on a fully diluted basis have been tendered on the Expiration Date, the Purchaser will accept and purchase all shares of Common Stock tendered in the initial offer period and may amend the Schedule to and notify Holders of the Purchaser's intent to provide a Subsequent Offering Period pursuant to Rule 14d-11 of the Exchange Act, as long as providing for the Subsequent Offering Period does not require the extension of the initial offer period under applicable rules and regulations of the Exchange Act, for tender of at least 90% of the shares of Common Stock, pursuant to Rule 14d-11 of the Exchange Act, for a period not to exceed 20 business days. If the Purchaser commences a Subsequent Offering Period, U.S. federal securities laws require the Purchaser to accept immediately for payment and to pay promptly for all shares of Common Stock tendered as they are tendered during any Subsequent Offering Period.

      Any extension, delay, termination, waiver or amendment of the Offer or any Subsequent Offering Period will be followed as promptly as practicable by a public announcement thereof, in the case of an extension of the Offer, by no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Subject to applicable law (including Rules 14d-4(d) and 14d-6(c) under the Exchange Act, which require that material changes in the information published, sent or given to any Holders in connection with the Offer be promptly disseminated to Holders in a manner reasonably designed to inform them of such changes), and without limiting the manner in which the Purchaser may choose to make any public announcement, the Purchaser has no obligation to publish, advertise or otherwise communicate any public announcement other than by issuing a press release to the Dow Jones News Service.

      Tenders of shares of Common Stock made pursuant to the Offer are irrevocable except that such shares of Common Stock may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by the Purchaser pursuant to the Offer, may also be withdrawn at any time after October 7, 2002, or at such later time as may apply if the Offer is extended beyond that date (excluding any Subsequent Offering Period). If the Purchaser and the Parent provide a Subsequent Offering Period, no withdrawal rights will apply to shares of Common Stock tendered during such Subsequent Offering Period or to shares of Common Stock previously tendered in the Offer and accepted for payment. For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal with respect to shares of Common Stock must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the shares of Common Stock to be withdrawn, the number of shares of Common Stock to be withdrawn and the name of the registered holder of the shares of Common Stock, if different from that of the person who tendered such shares of Common Stock. If Certificates evidencing shares of Common Stock to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Certificates, the serial numbers shown on such Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in Section 3 of the Offer to Purchase), unless such shares of Common Stock have been tendered for the account of an Eligible Institution. Shares of Common Stock tendered pursuant to the procedure for book-entry transfer as set forth in Section 3 of the Offer to Purchase, may be withdrawn only by means of the withdrawal procedures made available by the Book-Entry Transfer Facility, must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn shares of Common Stock and must otherwise comply with the Book-Entry Transfer Facility's procedures.

      Withdrawals of tendered shares of Common Stock may not be rescinded without the Purchaser's consent and any shares of Common Stock properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser and the Parent, in their sole discretion, which determination will be final and binding. None of the Purchaser, the Parent, the Depositary, Morrow & Co., Inc., as Information Agent (the "Information Agent") or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification. However, any shares of Common Stock properly withdrawn may be re-tendered at any time prior to the Expiration Date by following any of the procedures described in Section 3 of the Offer to Purchase.

      The receipt of cash for shares of Common Stock pursuant to the Offer or the Merger by a U.S. Holder (as defined in Section 3 of the Offer to Purchase) will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign tax laws. In general, a U.S. Holder will recognize a gain or loss for United States federal income tax purposes equal to the difference, if any, between the amount realized from the sale of shares of Common Stock and such U.S. Holder's adjusted tax basis in such shares of Common Stock. Assuming that the shares of Common Stock constitute a capital asset in the hands of the U.S. Holder, such gain or loss will be capital gain or loss. Holders are urged to consult their tax advisors with respect to the specific tax consequences of the Offer to them, including the application and effect of the alternative minimum tax and state, local and foreign tax laws. For a more complete description of certain U.S. federal income tax consequences of the Offer and the Merger see Section 5 of the Offer to Purchase.

      The information required to be disclosed by paragraph (d)(1) of Rule 14d-6 under the Exchange Act is contained in the Offer to Purchase and is incorporated herein by reference.

      The Company has provided the Purchaser with the Company's stockholder lists and security position listings in respect of the shares of Common Stock for the purpose of disseminating the Offer to Purchase, the Letter of Transmittal and other relevant materials to Holders. The Offer to Purchase, the Letter of Transmittal and other relevant materials will be mailed to holders of record of shares of Common Stock whose names appear on the Company's list of Holders and will be furnished, for subsequent transmittal to beneficial owners of shares of Common Stock, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the Company's list of holders of the shares of Common Stock, or, where applicable, who are listed as participants in the security position listing of The Depository Trust Company.

      THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

      Holders may direct questions and requests for assistance to the Information Agent at the address and telephone number set forth below. Holders may obtain copies of the Offer to Purchase, the Letter of Transmittal or other related tender offer materials at no cost from the Information Agent or from brokers, dealers, commercial banks or trust companies.


                    The Information Agent for the Offer is:

                               MORROW & CO., INC.
                           445 Park Avenue, 5th Floor
                            New York, New York 10022
                         E-Mail: OWWI.info@morrowco.com

                          Call Collect: (212) 754-8000

             Banks and Brokerage Firms, Please Call: (800) 654-2468

              STOCKHOLDERS, PLEASE CALL TOLL FREE: (800) 607-0088

August 7, 2002